Exhibit 99.1

Press Release

CENCORA ANNOUNCES LEADERSHIP SUCCESSION PLAN

CEO Steven H. Collis to Transition to Executive Chair; COO Robert P. Mauch to Become President and CEO

Both Appointments Effective October 1, 2024

Company Reaffirms Fiscal Year 2024 Guidance

CONSHOHOCKEN, PA, March 12, 2024 — Cencora, Inc. (NYSE: COR) today announced that Steven H. Collis will retire as President and Chief Executive Officer of the Company and transition to the role of Executive Chair of the Cencora Board of Directors, effective October 1, 2024. Robert P. Mauch, PharmD, PhD, current Chief Operating Officer of Cencora, will succeed Collis as President and CEO, and will also be appointed as a member of the Company's Board, effective the same date.

“Steve’s 30-year career at Cencora has been characterized by purpose-driven leadership, delivering phenomenal growth in domestic and international markets, diversification of the business, and the successful launch of a global brand that positions the company for even greater success. Since Steve’s appointment as CEO in 2011, Cencora has delivered tremendous financial growth, with the company’s annual revenue more than tripling to exceed $250 billion,” said Mark Durcan, Lead Independent Director of Cencora. “Under his leadership, Cencora has grown into the global healthcare leader it is today with its 46,000 team members spanning over 50 countries. Throughout his tenure, Steve has been a visionary leader, forging the company’s leadership in specialty while championing team member growth and development. On behalf of the entire Board, I thank Steve for his considerable contributions to our business, and look forward to continuing to benefit from his deep industry knowledge and expertise as Executive Chairman,” said Durcan.

“In my 30 years with Cencora, including 13 years as CEO, it has been my privilege to lead our company as we have delivered robust growth, made strategic investments and forged key partnerships. I am particularly proud of the position we are in today where Cencora is characterized by our strong industry leadership position, intellectual confidence, and best-in-class talent and customer relationships,” said Steven H. Collis, Chairman, President and Chief Executive Officer of Cencora. “Together, the Cencora team has built extraordinary relationships across our industry, expanded the breadth of our innovative pharmaceutical solutions and grown our global footprint, furthering our ability to advance our purpose of creating healthier futures. Bob and I have worked closely for nearly two decades, and I am proud that he will be the third CEO in our company’s 23-year history. He has been an integral partner in shaping and implementing our strategy and embodies our purpose-driven culture. The company will benefit from his unique background, expertise and proven leadership as he assumes the role of CEO. I am excited to support Bob and the team as they continue to advance our position at the center of healthcare.”

“Today’s announcement is consistent with the Board’s deliberate and thoughtful approach to succession planning,” Durcan continued. “Bob has experience across all aspects of our business and has helped lead Cencora’s evolution to become a united, global provider of pharmaceutical-centric healthcare solutions. The Board is confident that he will continue to build on Cencora’s momentum to drive value for our team, customers, partners and shareholders.”

“I am honored to succeed Steve as President and CEO of Cencora and am appreciative of his leadership and mentorship over the many years we have worked together,” said Robert P. Mauch, EVP and Chief Operating Officer of Cencora. “Throughout my years at Cencora, I have been excited and motivated by our teams’ ability to adapt and innovate to address the needs of our partners and I look forward to continuing to drive our pharmaceutical-centric strategy forward, supported by our talented team members and unwavering commitment to our purpose.”

Today, Cencora is also reaffirming its fiscal 2024 guidance as outlined on January 31, 2024.

About Robert P. Mauch

Bob Mauch is currently the Executive Vice President and Chief Operating Officer of Cencora, Inc. In this role, he leads all of Cencora’s domestic and international business units. Bob is focused on building innovative solutions that advance the delivery of pharmaceutical care, creating a best-in-class customer and partner experience, and ensuring access to life-saving pharmaceutical care for patients globally. Bob began his more than 30-year career in pharmaceutical care as the founder of Xcenda (formerly Applied Health Outcomes) which provides health economics as well as strategic and reimbursement consulting to pharmaceutical companies. Bob joined Cencora (formerly AmerisourceBergen) in 2007 when the company acquired Xcenda. Since joining the company, Bob is credited with leading the company’s transformation to a united, global provider of pharmaceutical-centered healthcare solutions, driving the company’s continued digital and commercial transformations, developing and implementing an industry-shaping pricing strategy, and implementing strategies to expand operations globally. Bob received his Pharm.D. from Mercer University and his Ph.D. in pharmaceutical science from the University of South Carolina where he pursued a focus in health economics and outcomes research.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 46,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #11 on the Fortune 500 and #24 on the Global Fortune 500 with more than $250 billion in annual revenue. Learn more at investor.cencora.com

Contacts:	Investors:
Bennett S. Murphy
Senior Vice President, Head of Investor Relations & Treasury
610-727-3693
Bennett.Murphy@cencora.com

Media:
Mike Iorfino
610-545-9189
Mike.Iorfino@cencora.com

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